SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Second Amendment”) is entered into as of September 28, 2007, by and between ST. RITA’S MEDICAL CENTER, an Ohio nonprofit corporation (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”), with reference to the following Recitals:

R E C I T A L S

A. Seller and Buyer have previously entered into that certain Purchase and Sale Agreement dated as of August 14, 2007 (the “Purchase Agreement”), as amended by that certain First Amendment to Purchase and Sale Agreement dated as of September 10, 2007 (the “First Amendment”), wherein Seller agreed to sell to Buyer, and Buyer agreed to purchase from Seller, those certain “Properties” more particularly described in the Purchase Agreement, on the terms and conditions set forth in the Purchase Agreement.

B. Seller and Buyer desire to amend the Purchase Agreement as more particularly set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals (which are incorporated herein by this reference) and for other good and valuable consideration, the receipt and sufficiency of which are herby acknowledged, the parties hereto agree as follows:

A G R E E M E N T

1. Definitions. All initially capitalized terms not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement unless the context clearly indicates otherwise. As of the date hereof, all references to “the Agreement” or “this Agreement” in the Purchase Agreement, in the First Amendment or in this Second Amendment shall mean and refer to the Purchase Agreement as amended by the First Amendment and this Second Amendment.

2. Ground Lease Properties. Notwithstanding anything to the contrary contained in the Purchase Agreement, the parties hereby acknowledge and agree that in addition to receiving leasehold title in and to the Ground Lease Properties pursuant to Section 1(b) of the Purchase Agreement at the Closing, Buyer shall receive fee simple title in and to the Ground Lease Properties from Seller at the Closing.

3. Purchase Price. The parties hereby acknowledge and agree that the Purchase Price shall be increased to Twenty-Five Million Six Hundred Seventy-Five Thousand and 00/100 Dollars ($25,675,000.00), which shall be distributed as follows:

(a)	Twenty-Five Million Fifty Thousand and 00/100 Dollars ($25,050,000.00) to be paid at Closing for the Properties;

(b)	Two Hundred Thousand and 00/100 Dollars ($200,000.00) to be paid on February 1, 2008 for the Lease Payment (as defined below); and

(c)	Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00) to be paid upon the close of escrow for Suite 240 pursuant to Paragraph 5 below; provided, however, that if the purchase of Suite 240 pursuant to Paragraph 5 below does not occur by December 31, 2009, then the Purchase Price shall be Twenty-Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($25,250,000.00).

4. Lease Payment. In consideration for the execution of the Triple Net Master Leases, Buyer or its assignee shall, on or before February 1, 2008, pay to Seller Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the “Lease Payment”). Seller shall give Buyer ten (10) days prior written notice to deliver the Lease Payment.

5. Suite 240. Notwithstanding anything to the contrary contained in the Purchase Agreement, Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase and take from Seller, subject to and in accordance with all the terms of and conditions of the Purchase Agreement, leasehold and fee title in and to condominium unit 240 located in 750 High Street Professional Building Condominiums (MOB 4) (“Suite 240”) subject to the following:

(a)	Seller does not currently own Suite 240. Upon the acquisition of Suite 240 by Seller, Seller shall immediately notify Buyer of such acquisition and Seller shall be obligated to sell and convey to Buyer, and Buyer shall be obligated to purchase, Suite 240 within thirty (30) days thereof.

(b)	Within thirty (30) days of notification of the purchase of Suite 240, Buyer shall deposit Four Hundred Twenty-Five Thousand and 00/100 Dollars ($425,000.00) (the “Suite 240 Payment”) into Escrow, which shall be paid to Seller by Escrow Holder upon the recordation of a Limited Warranty Deed, in the form set forth in Exhibit I of the Purchase Agreement.

(c)	The purchase of Suite 240 shall be subject to all representations, warranties, and conditions as set forth in the Purchase Agreement relating to the purchase of the Ground Lease Properties. In addition, Seller and Buyer shall be obligated to execute any ancillary documents required to be executed pursuant to the purchase of the Ground Lease Properties under the Purchase Agreement.

(d)	If Seller does not acquire Suite 240 prior to December 31, 2009, then (i) Buyer shall have no obligation to purchase Suite 240, (ii) Buyer shall have no obligation to deposit the Suite 240 Payment into Escrow and (iii) both parties shall be released from their obligations set forth herein.

6. Effect of this Second Amendment. Except as amended and/or modified by this Second Amendment, the Purchase Agreement, as amended by the First Amendment, is hereby ratified and confirmed and all other terms of the Purchase Agreement are and shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Purchase Agreement, the provisions of this Second Amendment shall control. Whether or not specifically amended by this Second Amendment, all of the terms and provisions of the Purchase Agreement are hereby amended to the extent necessary to give effect to the purpose and intent of this Second Amendment.

7. Counterparts. This Second Amendment may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their duly authorized representatives as of the date Second referenced above.

SELLER:	ST. RITA’S MEDICAL CENTER, an Ohio nonprofit corporation
By: /s/ William Roe Name: William Roe Title: Vice President
BUYER:	TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company
By: /s/ Richard T. Hutton Name: Richard T. Hutton Title: Executive Vice President